Exhibit 99.1
June 30, 2014

To:	Limited Partners of Tiptree Financial Partners, L.P. (the “TFP”)

Re:	Election to Redeem Partnership Units for Class A Common Stock
TFP previously sent a Redemption Election Notice to limited partners of TFP to enable limited partners to elect to redeem their TFP partnership units for Class A common stock of Tiptree Financial Inc. (“Tiptree”). TFP is delaying the redemptions that were expected to occur beginning on July 1, 2014. Allowing redemptions using the existing mechanics would have resulted in an unexpected acceleration of taxable gain for non-redeeming limited partners. TFP is reviewing alternatives to address these adverse tax consequences in a manner that does not adversely affect redeeming limited partners and expects to take appropriate action and resume redemptions as promptly as practicable.
On a related matter, Tiptree filed a registration statement covering the Company's Class A common stock issuable in connection with the redemption. Until the registration statement is declared effective by the SEC, any shares of Class A common stock received by limited partners in redemption of TFP partnership units may not be sold except pursuant to an exemption from registration under the Securities Act of 1933. There can be no assurance when or if the registration statement filed by Tiptree will be declared effective by the SEC.
Additionally, we are pleased to report that Tiptree has been added to the Russell 2000 Index, Russell 3000 and Russell Global Indexes.
Thank you for your continued support.

Michael Barnes Executive Chairman	Geoffrey N. Kauffman President and Chief Executive Officer